Exhibit 10.1

EXPENSE SUPPORT AND REIMBURSEMENT AGREEMENT

This Expense Support and Reimbursement Agreement (this “Agreement”) is made this 28th day of February, 2025, by and between GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC, a Maryland corporation (the “Fund”), and GOLDMAN SACHS & CO. LLC., a limited liability company formed under the laws of the state of New York (the “Adviser”).

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the Third Amended and Restated Advisory Agreement, dated January 27, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date as provided below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Adviser Expense Payments to the Fund.

(a) Until January 6, 2027, at such times as the Adviser determines, the Adviser may elect to pay certain general and administrative expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). Ordinarily, such Expense Payments are expected to be paid directly by the Adviser and shall be timely reported by the Adviser to the Fund within the month in which made.

(b) Although not anticipated in the ordinary course, the Adviser may also commit to make Expense Payments to the Fund after the Fund has already paid them. If so committed by the Adviser, the Fund’s right to receive Expense Payments following the Fund’s direct payment of expenses shall be an asset of the Fund upon the Adviser committing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any such Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates. Notwithstanding the foregoing, the aggregate amount of expenses paid by the Adviser pursuant to this Section 1(b) shall not exceed an amount (the “Expense Payment Cap”) that would (A) together with any other gross income of the Fund for such year that is not described in Section 856(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), exceed 5% of the gross income (as determined for purposes of Code Section 856(c)(2)) of the Fund for such year, or (B) together with any other gross income of the Fund for such year that is not described in Section 856(c)(3) of the Code, exceed 25% of the gross income (as determined for purposes of Section 856(c)(3) of the Code) of the Fund, whichever of clauses (A) or (B) is more restrictive, and assuming for purposes of determining the Expense Payment Cap that the expenses paid by the Adviser constitute gross income to the Fund not described in Sections 856(c)(2) and 856(c)(3) of the Code. The Fund and the Adviser acknowledge and agree that providing for the Expense Payment Cap is intended to ensure that the Adviser’s payment of expenses pursuant to this Section 1(b), assuming that the payment of such expenses constitutes gross income not described in Sections 856(c)(2) and 856(c)(3) of the Code, together with any other gross income of the Fund not described in Sections 856(c)(2) or 856(c)(3) of the Code, as applicable, shall not cause the Fund to fail the 95% income test described in Section 856(c)(2) of the Code or the 75% income test described in Section 856(c)(3) of the Code for any taxable year, and the provisions of this Agreement regarding the determination and payment of expenses and the Expense Payment Cap shall be interpreted in a manner consistent with such intention.

In furtherance of the foregoing, on or prior to each date that the Adviser intends to pay an expense pursuant to this Section 1(b), the Adviser shall deposit the funds for such expenses into a non-interest-bearing escrow account maintained by an escrow agent determined by the Fund (the “Escrow Account”). The escrow agent shall thereafter cause to be released to the applicable party, as promptly as practicable after the escrow agent receives written instruction from the Fund (which may be after the Adviser’s intended payment date or at such other times as determined by the Fund), an amount that would not cause a violation of the limitations described above, as determined by the Fund. If any funds remain in the Escrow Account after the close of the third taxable year following the year in which such funds were deposited in the Escrow Account (the “Final Release Date”), the escrow agent shall release such remaining amount to the appropriate party as promptly as practicable thereafter. Notwithstanding the foregoing, if, prior to the Final Release Date, the Fund has received a written and reasoned opinion rendered by a nationally recognized law or accounting firm that the Adviser’s payment of the relevant expenses should constitute qualifying income for purposes of Code Sections 856(c)(2) and 856(c)(3), or should be excluded from gross income for purposes of such Code sections (a “Qualifying Income Opinion”), the Fund will be entitled to request the escrow agent release to the appropriate party the relevant funds remaining in the Escrow Account. Except as otherwise provided herein, the Fund shall have no right, claim or title to any amount in the Escrow Account. The Fund and the Adviser shall bear equally any costs associated with establishing and maintaining the Escrow Account. The parties intend and agree that if (i) the Fund has not obtained a Qualifying Income Opinion and (ii) the Expense Payment Cap causes a reduction in the amount of the expenses that would otherwise be paid by the Adviser pursuant to this Section 1(b) for any calendar year (as determined by the Fund), the amount of such reduction shall not be due and payable hereunder and shall not be treated for tax and other applicable purposes as paid by the Adviser or as income to the Fund.

2. Reimbursement of Expense Payments by the Fund.

(a) Following any calendar month in which “distributable earnings” (as defined in the Fund’s publicly filed financial statements) for such calendar month exceeds the distributions accrued to the Fund’s common stockholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Available Operating Funds”), the Fund shall pay such Available Operating Funds, or a portion thereof in accordance with Section 2(b), to the Adviser until such time as all Expense Payments made by the Adviser to the Fund have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.”

(b) The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Available Operating Funds and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund that have not been previously reimbursed by the Fund to the Adviser.

(c) Notwithstanding the foregoing, should the Adviser waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, such waived amount will remain an unreimbursed Expense Payment reimbursable in future months pursuant to the terms of this Agreement; provided that the Adviser may by written notice permanently waive its right to receive all or a portion of any Reimbursement Payment, in which case such permanently waived amount will be deemed to have been previously reimbursed by the Fund for purposes of calculating the amount of the Reimbursement Payment.

(d) To the extent not previously reimbursed pursuant to Section 2(a), all unreimbursed Expense Payments (other than those permanently waived by the Adviser) shall be due and payable on the earlier of January 6, 2030, or the termination of the Agreement.

(e) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month (or permanently). In connection with any Reimbursement Payment, the Fund may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(f) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund.

3. Termination and Survival.

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c) This Agreement shall terminate upon the repayment of all unreimbursed Expense Payments any time after January 6, 2027.

(d) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Advisory Agreement, (ii) the board of directors of the Fund makes a determination to dissolve or liquidate the Fund, (iii) a listing of the Fund’s securities on a national securities exchange, (iv) a sale of all or substantially all of the Fund’s assets, (v) a merger or consolidation of the Fund with or into another entity in which the Fund is not the surviving entity.

(e) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4. Miscellaneous.

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s organizational and governing documents, as each may be amended and/or restated from time to time, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest, or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC

By:	/s/ Mallika Sinha
Name: Mallika Sinha
Title: Chief Financial Officer and Treasurer

GOLDMAN SACHS & CO. LLC

By:	/s/ Mallika Sinha
Name: Mallika Sinha
Title: Managing Director

[Signature Page to Expense Support and Reimbursement Agreement]

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